Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:

Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8509	(650) 384-8850

Christopher Chai

Vice President, Treasury and Investor Relations

CV Therapeutics, Inc.

(650) 384-8560

CV THERAPEUTICS REPORTS SECOND QUARTER 2005

FINANCIAL RESULTS

PALO ALTO, Calif., August 8, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the second quarter of 2005. For the quarter ended June 30, 2005, the Company reported a net loss of $51.6 million, or $1.43 per share, compared to a net loss of $37.2 million, or $1.18 per share, for the same quarter in 2004.

Operating expenses for the quarter ended June 30, 2005 increased to $56.7 million, compared to operating expenses of $36.9 million for the same quarter in 2004. The increase in operating expenses for the quarter ended June 30, 2005 was primarily due to higher sales and marketing expenses resulting from the hiring of a national cardiovascular specialty sales force, and other co-promotion related activities associated with ACEON® (perindopril erbumine) Tablets. Additionally, there were higher contract service expenses for our Phase III regadenoson and RanexaTM (ranolazine) studies.

The Company recognized collaborative research revenue of $5.7 million for the quarter ended June 30, 2005, compared to $4.3 million for the same quarter in 2004. Revenue recognized relates to the reimbursement of certain regadenoson development costs from a collaborative partner and amortization of up-front payments earned. The Company did not record any co-promotion revenues as sales of ACEON® did not exceed the baseline specified in the co-promotion agreement.

Interest and other expense, net decreased to $0.6 million for the quarter ended June 30, 2005 compared to $4.6 million for the same quarter in 2004. The decrease was primarily due to a loss of $3.3 million during the quarter ended June 30, 2004 on the early retirement of $116.6 million of the Company’s outstanding 4.75% convertible subordinated notes due in 2007.

CV Therapeutics also reported its financial results for the six months ended June 30, 2005. The net loss for the six months ended June 30, 2005 was $98.0 million, or $2.74 per share, compared to a net loss of $68.6 million, or $2.22 per share, for the same period in 2004.

At June 30, 2005, the Company had cash, cash equivalents and marketable securities of approximately $349.1 million, compared to $404.5 million at December 31, 2004. In July 2005, the Company completed concurrent public equity and debt financings totaling approximately $329.9 million before underwriting and other expenses. The financings consisted of the sale of 8,350,000 shares of common stock at $21.60 per share and $149.5 million of 3.25% senior subordinated convertible notes due 2013. On August 3, 2005 the Company redeemed $79.6 million principal amount of its 4.75% convertible subordinated notes due March 7, 2007 at a redemption price equal to 101.357% of the principal.

Company management will webcast a conference call on August 8, 2005 at 5:00 p.m. EDT, 2:00 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Monday, August 15, 2005. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 7995271.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics currently has three programs in commercial or late-stage development: ACEON® (perindopril erbumine) Tablets, RanexaTM (ranolazine) and regadenoson. CV Therapeutics also has other clinical and preclinical drug development candidates and programs. The company co-promotes ACEON®, an ACE inhibitor with enhanced tissue affinity, for the treatment of essential hypertension in the United States with Solvay Pharmaceuticals, Inc. Ranexa is being developed as a novel potential treatment for chronic angina. Regadenoson is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Ranexa and regadenoson have not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These

forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its quarterly report on Form 10-Q for the quarter ended June 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

— Tables to follow —

CV THERAPEUTICS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
Revenues:
Collaborative research	$4,264	$5,747	$7,203	$11,377
Operating expenses:
Research and development	25,629	31,577	47,959	66,705
Sales and marketing	5,544	17,898	10,537	26,459
General and administrative	5,743	7,251	11,147	15,046

Total operating expenses	36,916	56,726	69,643	108,210

Loss from operations	(32,652)	(50,979)	(62,440)	(96,833)
Interest and other income (expense), net	(4,575)	(622)	(6,111)	(1,189)

Net loss	$(37,227)	$(51,601)	$(68,551)	$(98,022)

Basic and diluted net loss per share	$(1.18)	$(1.43)	$(2.22)	$(2.74)

Shares used in computing basic and diluted net loss per share	31,513	36,103	30,829	35,802

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	December 31, 2004 (A)	June 30, 2005 (unaudited)

Assets:
Cash, cash equivalents and marketable securities	$404,503	$349,082
Other current assets	23,400	23,479

Total current assets	427,903	372,561
Property and equipment, net	15,284	17,099
Other assets	19,043	15,225

Total assets	$462,230	$404,885

Liabilities and stockholders’ equity:
Current liabilities	$46,438	$54,852
Convertible subordinated notes	329,645	329,645
Other long-term obligations	6,745	9,498
Stockholders’ equity	79,402	10,890

Total liabilities and stockholders’ equity	$462,230	$404,885

(A)	Derived from the consolidated audited financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2004.